Exhibit 99

FOR IMMEDIATE RELEASE
CONTACT: Debbie Koopman
         (630) 769-2596
         Debbie_Koopman@spgl.com


The Spiegel Group Reports June Sales

DOWNERS GROVE, Ill. - July 8, 2004 - The Spiegel Group today reported net sales of $124.1 million for the five weeks ended July 3, 2004, a 23 percent decrease compared to net sales of $160.2 million for the five weeks ended June 28, 2003. Sales comparisons for June were impacted by the company's sale of its Newport News business. Net sales reported for June 2004 include the Newport News business through June 21, 2004, whereas last year's sales include results for the full five-week period. Excluding the Newport News business, the Group's net sales decreased 18 percent for the month of June 2004 compared to June 2003.

For the 26 weeks ended July 3, 2004, total net sales declined 21 percent to $660.1 million from $840.2 million in the same period last year.

The company also reported that comparable-store sales for its Eddie Bauer division decreased 11 percent for the five-week period and 6 percent for the 26-week period ended July 3, 2004, compared to the same periods last year.

Net sales from retail and outlet stores fell 14 percent for the month compared to the same period last year, reflecting a decline in comparable-store sales and fewer stores compared to last year.

The Group's direct net sales (catalog and e-commerce) decreased 31 percent for the month compared to the same period last year primarily due to the sale of the Newport News business, lower customer response and a planned reduction in catalog circulation. Excluding the Newport News business, direct net sales decreased 23 percent for June compared to the same period last year.

The Spiegel Group is an international specialty retailer marketing fashionable apparel and home furnishings to customers through catalogs, specialty retail and outlet stores, and e-commerce sites, including eddiebauer.com and spiegel.com. The Spiegel Group's businesses include Eddie Bauer and Spiegel Catalog. Investor relations information is available on The Spiegel Group Web site at http://www.thespiegelgroup.com.

Forward-Looking Statements
This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based upon the company's current expectations and assumptions. You should not place undue reliance on those statements because they speak only as of the date of this release. Forward-looking statements include information concerning the company's possible or assumed future financial condition or results of operations. These statements often include words such as "expect," "plan," "believe," "anticipate," "intend," "estimate," or similar expressions. As you read and consider this release, you should understand that these statements are not guarantees of financial condition, performance or results. They involve risks, uncertainties and assumptions. Although the company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results and actual results could differ materially from the forward-looking statements. These factors include, but are not limited to, uncertainty regarding the company's ability to continue as a going concern; uncertainty regarding the company's ability to operate pursuant to the terms of the debtor-in-possession (DIP) financing facility; uncertainty regarding the company's ability to develop and consummate one or more plans of reorganization; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the Chapter 11 case to a Chapter 7 case; the effect on the company's net sales and cash flow of its decision to stop accepting private-label credit cards at its merchant companies; the effects on the company of the Pay-Out Events experienced by all of the company's securitization agreements that are backed by the company's credit card receivables; the ultimate effect on the company of the pending investigation by the SEC; the uncertainty relating to the outcome of the liquidation of the credit card operations; the ability of the company to maintain trade credit and contracts that are important to its operations; the financial strength and performance of the retail and direct marketing industry; changes in consumer spending patterns; risks associated with collections on the company's credit card portfolio; the success of merchandising, advertising, marketing and promotional campaigns; and various other factors beyond the company's control.

All future written and oral forward-looking statements made by the company or persons acting on the company's behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for the company's ongoing obligations to disclose material information as required by the federal securities laws, the company does not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.